Exhibit 21.1

ICO, Inc. – Subsidiaries

Subsidiary	State of Incorporation or Organization	Additional Names Under Which Entities do Business
Bayshore Industrial, L.P.	Texas, U.S.A.	Bayshore Industrial
Courtenay Polymers Pty Ltd.	Australia	Courtenay Polymers
ICO (UK) Limited	U.K.	ICO UK; ICO Polymers
ICO Europe B.V.	The Netherlands
ICO Global Services, Inc.	Delaware, U.S.A.
ICO Holdings Australia Pty Limited	Australia
ICO Holdings New Zealand Limited	New Zealand
ICO Holland B.V.	The Netherlands	ICO Holland; ICO Polymers; Wedco
ICO P&O, Inc.	Delaware, U.S.A.
ICO Polymers do Brasil Ltda.	Brazil	ICO Polymers; ICO Polymers do Brasil
ICO Polymers France S.A.S.	France	ICO Polymers France
ICO Polymers Italy S.r.l.	Italy	ICO Polymers Italy
ICO Polymers North America, Inc.	New Jersey, U.S.A.	ICO Polymers; Wedco
ICO Technology, Inc.	Delaware, U.S.A.
J.R. Courtenay (N.Z.) Limited	New Zealand	JR Courtenay
ICO Polymers (Malaysia) Sdn. Bhd.	Malaysia	ICO Polymers; Bayshore Industrial
Soreco S.A.S.	France	Soreco
Wedco Technology, Inc.	New Jersey, U.S.A.
ICO Polymers Middle East LLC	Dubai, U.A.E.